Exhibit 99.1

The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017-2630
www.travelers.com

NEWS RELEASE

Travelers Reports Record Fourth Quarter 2009 Net Income of $1.285 Billion and Record Net and Operating Income per Diluted Share of $2.36 and $2.12, Respectively

Book Value per Share of $52.54 Up 22% in 2009

Fourth Quarter Return on Equity of 18.5% and Full Year Return on Equity of 13.5%

•                  Fourth quarter 2009 net and operating income of $1.285 billion and $1.155 billion. Full year 2009 net and operating income of $3.622 billion and $3.600 billion.

•                  Fourth quarter 2009 net and operating income per diluted share increased 75 percent and 34 percent, respectively, from prior year quarter.

•                  Fourth quarter 2009 total revenues of $6.456 billion increased 11 percent from the prior year quarter.

•                  Impact of renewal rate changes on premiums remained positive across all three business segments.

•                  Four percent decline in net written premiums from prior year quarter attributable to reduced insured exposures due to lower levels of economic activity.

•                  Repurchased 30.1 million common shares for $1.55 billion in fourth quarter and 69.4 million common shares for $3.30 billion in full year 2009.

NEW YORK, January 26, 2010 — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $1.285 billion, or $2.36 per diluted share, for the quarter ended December 31, 2009, compared to $801 million, or $1.35 per diluted share, for the quarter ended December 31, 2008.  Operating income in the current quarter was $1.155 billion, or $2.12 per diluted share, compared to $939 million, or $1.58 per diluted share, in the prior year quarter.

“We are very pleased to report our best quarter for net income as well as net and operating income per diluted share since Travelers’ initial public offering in 2002,” commented Jay Fishman, Chairman and Chief Executive Officer. “Our operating return on equity was 18.0% for the quarter and 14.0% for the year, keeping us on track to continue to meet our long-term return target.  Throughout the year our underwriting results were strong and our high quality investment portfolio continued to perform well.  Finally, we continued to return capital aggressively in the quarter bringing our total repurchases to $9.5 billion and 193.2 million shares since we commenced our repurchase program in the second quarter of 2006. Including common stock dividends, total capital returned to shareholders since 2005 now stands at $13.0 billion.

“Our retention rates remained high and the impact of renewal rate changes on premiums remained positive across all three of our business segments.  This pricing dynamic is generally better than recent industry surveys and reflects our targeted pricing actions, the property and casualty market segments in which we compete, our strong underwriting capabilities and our success in differentiating Travelers to our independent agents, brokers and customers by the value we provide through our products and services.

“We have now completed our fifth full year since the merger of Travelers and St. Paul.  During this period we have achieved a cumulative average annualized operating return on equity of 14.4%, consistent with our long-term financial goal. Also during this period we produced a total return to shareholders in excess of 50%, as defined by share price appreciation and the reinvestment of dividends, positioning us as one of the top financial services companies for return to shareholders.

“We believe our outlook for return on equity as reflected in our 2010 guidance is consistent with our target of a mid-teens return on equity over time.   In light of the continued historically low returns we anticipate will be available in the investment marketplace and modest premium growth opportunities given the economy, we expect to continue to return capital aggressively.  In addition, our strategy will be to continue to seek premium rate gains where needed,” concluded Mr. Fishman.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended December 31,				Twelve Months Ended December 31,
and after-tax, except for premiums)	2009	2008	Change		2009	2008	Change

Net written premiums	$5,188	$5,385	(4)%		$21,336	$21,683	(2)%

Operating income	$1,155	$939	23		$3,600	$3,195	13

per diluted share	$2.12	$1.58	34		$6.29	$5.26	20

Net income	$1,285	$801	60		$3,622	$2,924	24

per diluted share	$2.36	$1.35	75		$6.33	$4.81	32

Book value per share	$52.54	$43.12	22		$52.54	$43.12	22

Adjusted book value per share	$48.96	$43.37	13		$48.96	$43.37	13

GAAP combined ratio	83.4%	85.9%	(2.5	)pts	89.2%	91.9%	(2.7	)pts

Operating return on equity	18.0%	14.7%	3.3	pts	14.0%	12.4%	1.6	pts

Return on equity	18.5%	12.8%	5.7	pts	13.5%	11.4%	2.1	pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Fourth Quarter 2009 Consolidated Results

The current and prior year quarters included the following:

	Three Months Ended December 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain	$856		$729		$540	$545
Underwriting gain includes:
Net favorable prior year reserve development	501		278		328	189
Catastrophe (losses) / reduction of loss, net of reinsurance	(16)		85		(10)	56
Re-estimation of the current year loss ratios for the first three quarters of the year	81		(42)		52	(27)
Tax benefit related to sale of subsidiary					—	89

Net investment income	813		483		653	438

Other, including interest expense	(65)		(66)		(38)	(44)

Operating Income	1,604		1,146		1,155	939
Net realized investment gains (losses)	189		(219)		130	(138)
Income before income taxes	$1,793		$927
Net Income					$1,285	$801

GAAP combined ratio	83.4%		85.9%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	82.9%		85.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(9.4	)pts	(5.1	)pts
Catastrophes, net of reinsurance	0.3	pts	(1.6	)pts
Re-estimation of the current year loss ratios for the first three quarters of the year	(1.5	)pts	0.8	pts

Fourth quarter operating income of $1.155 billion after-tax increased $216 million primarily due to an increase in net investment income of $215 million after-tax. While the underwriting gain of $540 million after-tax approximated the prior year quarter, it reflected an increase of $139 million after-tax in net favorable prior year reserve development as compared to the prior year quarter and included catastrophe losses of $10 million after-tax as compared to a benefit from the reduction in catastrophe losses of ($56) million after-tax in the prior year quarter.

The current quarter underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development, catastrophes and re-estimation of the current year loss ratios for the first three quarters of the year, of 94.0 percent, as compared to 91.8 percent in the prior year quarter.  This increase of 2.2 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends in Business Insurance, higher weather-related personal automobile losses in the current year quarter and losses related to a non-renewed professional liability program in Ireland.

Net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance.  While there were no catastrophes in the current quarter, there was a modest upward adjustment in current year catastrophe loss estimates within Business Insurance.  In contrast, the prior year quarter benefited from a downward adjustment in the then current year catastrophe loss estimates related to Hurricanes Ike and Gustav.  The current quarter re-estimation of the current year loss ratios primarily reflects better than expected frequency trends in Business Insurance for the first three quarters of the year.  Finally, the prior year quarter benefited from a tax benefit related to the sale of Unionamerica, the company’s United Kingdom-based runoff insurance and reinsurance business.

After-tax net investment income increased 49 percent from the prior year quarter to its highest level since fourth quarter 2007.  This increase was driven by positive returns in the non-fixed income portfolio in the current quarter, compared to negative returns in the prior year quarter, and is primarily due to private equity and hedge fund performance.  Net investment income in the fixed income portfolio declined slightly from the prior year quarter mostly due to lower short-term interest rates.  The current quarter results also included net realized investment gains compared to net realized investment losses in the prior year quarter.  The realized investment gains in the current quarter were primarily a result of the sale of 50 percent of the company’s Verisk Analytics, Inc. holdings in connection with its initial public offering, which contributed $103 million after-tax ($159 million pre-tax).  The current quarter included other-than-temporary impairments of only $16 million after-tax ($25 million pre-tax), compared to $129 million after-tax ($198 million pre-tax) in the prior year quarter.

Net written premiums of $5.188 billion in the current quarter declined 4 percent from the prior year quarter, attributable to reduced insured exposures due to lower levels of economic activity.  Retention rates remained high and the impact of renewal rate changes on premiums remained positive across all three business segments.  New business volumes declined slightly from the prior year quarter as modest growth in Business Insurance and Personal Insurance was offset by lower volumes in Financial, Professional & International Insurance.

Capital Management

“Our strong profitability resulted in an improvement in our capital position from an already strong position at the beginning of the year, even after common share repurchases of $3.3 billion and common stock dividends of $690 million for full year 2009,” said Jay S. Benet, Vice Chairman and Chief Financial Officer.  “We are extremely well positioned to increase our common share repurchases to between $3.5 billion and $4.0 billion in 2010, subject to market conditions and other factors.  We estimate that these repurchases, combined with the common share repurchases completed in 2009, will reduce our full year 2010 weighted average diluted share count to between 485 million and 490 million.”

During the fourth quarter 2009, the company repurchased 30.1 million of its common shares under its share repurchase authorization for a total cost of $1.55 billion and paid $175 million in common stock dividends.  At the end of 2009, the company had $6.5 billion of capacity remaining under its share repurchase authorization.  Since the initial share repurchase authorization granted by the Board in the second quarter of 2006, the company has repurchased 193.2 million common shares for a total cost of $9.5 billion.

At the end of 2009, all of the company’s financial strength indicators were at or better than target levels.  Shareholders’ equity ended 2009 at $27.4 billion, an increase of 8 percent from year-end 2008.  Included in shareholders’ equity at the end of the current year were after-tax net unrealized investment gains of $1.9 billion as compared to after-tax net unrealized investment losses of $144 million at year-end 2008.  Statutory surplus was $23.2 billion, the company’s debt to capital ratio of 20.3 percent (excluding net unrealized investment gains and losses) approximated its target level and holding company liquidity of $2.1 billion was almost twice its target level.

Business Insurance Segment Financial Results

“Business Insurance achieved strong underwriting results in the quarter as evidenced by its 78.8% combined ratio.  Although the impact on net written premiums from the economic downturn remained evident during the quarter, we once again produced positive renewal rate changes, strong retentions and stable new business levels,” commented Brian MacLean, President and Chief Operating Officer.  “These results demonstrate how we have successfully capitalized on the many competitive advantages we have built over the years.  We continue to differentiate ourselves in the marketplace through our industry leading analytics, point of sale capabilities and new product development, including our new IndustryEdge® product for Healthcare Organizations introduced during the quarter.  Overall, we are pleased with both our results this quarter and our strong position in the marketplace.”

The current and prior year quarters included the following:

	Three Months Ended December 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain	$561		$390		$351	$325
Underwriting gain includes:
Net favorable prior year reserve development	366		205		238	140
Catastrophe (losses) / reduction of loss, net of reinsurance	(19)		24		(12)	16
Re-estimation of the current year loss ratios for the first three quarters of the year	87		(16)		57	(10)
Tax benefit related to sale of subsidiary					—	89

Net investment income	567		310		456	291

Other	10		9		8	3

Operating Income	$1,138		$709		$815	$619

GAAP combined ratio	78.8%		85.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(13.6	)pts	(7.3	)pts
Catastrophes, net of reinsurance	0.7	pts	(0.8	)pts
Re-estimation of the current year loss ratios for the first three quarters of the year	(3.3	)pts	0.6	pts

Fourth quarter operating income of $815 million after-tax increased $196 million primarily due to an increase in net investment income of $165 million after-tax. While the underwriting gain of $351 million after-tax was $26 million higher than the prior year quarter, it reflected an increase of $98 million after-tax in net favorable prior year reserve development as compared to the prior year quarter and included catastrophe losses of $12 million after-tax as compared to a benefit from the reduction in catastrophe losses of ($16) million after-tax in the prior year quarter.

The current quarter underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development, catastrophes and re-estimation of the current year loss ratios for the first three quarters of the year, of 95.0 percent, as compared to 93.2 percent in the prior year quarter.  This increase of 1.8 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends consistent with recent quarters.

Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the workers’ compensation, general liability, commercial multi-peril and property product lines.  Catastrophe losses in the current quarter resulted from a slight upward adjustment in current year catastrophe loss estimates for multiple events that occurred during the first three quarters of the year.  The current quarter re-estimation of the current year loss ratios reflects better than expected frequency trends in multiple product lines as well as better than expected loss experience in commercial automobile for the first three quarters of the year.

Business Insurance net written premiums of $2.515 billion in the current quarter declined 9 percent from the prior year quarter.  This decline was driven by lower levels of economic activity in recent quarters that impacted exposure changes at renewal, audit premium adjustments, policy endorsements and mid-term cancellations across all business units within Business Insurance.  Retention rates remained strong and the impact of renewal rate changes on premiums remained positive.  New business volumes increased slightly from the prior year quarter.

Select Accounts

•                  Net written premiums of $638 million declined 4 percent from the prior year quarter.

•                  Retention rates were consistent with recent quarters.

•                  Renewal premium changes remained positive and were higher than recent quarters as a result of a continued improving renewal rate trend.

•                  New business volumes declined from the prior year quarter as continued strong growth from TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, was offset by lower new business volumes in larger risks served by Select.

Commercial Accounts

•                  Net written premiums of $610 million declined 8 percent from the prior year quarter.

•                  Retention rates remained strong, although slightly lower than recent quarters.

•                  Renewal premium changes were slightly negative as the impact of positive renewal rate changes on premiums was offset by reduced insured exposures due to lower levels of economic activity.

•                  New business volumes increased from the prior year quarter due to various product and customer initiatives.

National Accounts

•                  Net written premiums of $219 million declined 19 percent from the prior year quarter due to reduced insured exposures driven by lower levels of economic activity, the loss of one large account and lower new business volumes.

Industry-Focused Underwriting

•                  Net written premiums of $517 million declined 12 percent from the prior year quarter primarily due to market conditions that impacted the company’s Oil & Gas and Construction business units.

Target Risk Underwriting

•                  Net written premiums of $328 million declined 9 percent from the prior year quarter primarily due to market conditions that impacted the company’s Ocean Marine, Inland Marine and National Property business units.

Specialized Distribution

•                  Net written premiums of $199 million declined 4 percent from the prior year quarter primarily due to market conditions in the commercial trucking industry and in excess and surplus markets.

Financial, Professional & International Insurance Segment Financial Results

“Financial, Professional & International Insurance continued to produce strong underwriting results this quarter,” commented Mr. MacLean.  “Our production results reflect our underwriting actions in response to economic and market conditions.  In addition, the segment continues to benefit from our ability to successfully leverage our strengths across the entire Travelers franchise by utilizing the underwriting and claim handling expertise of our domestic operations to support and enhance the capabilities within our International businesses.”

The current and prior year quarters included the following:

	Three Months Ended December 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain	$144		$106		$93	$72
Underwriting gain includes:
Net favorable prior year reserve development	120		36		80	25
Reduction of catastrophe losses, net of reinsurance	3		13		2	10
Re-estimation of the current year loss ratios for the first three quarters of the year	(6)		(5)		(5)	(3)

Net investment income	123		98		97	78

Other	7		6		4	4

Operating Income	$274		$210		$194	$154

GAAP combined ratio	83.1%		87.2%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(13.9	)pts	(4.2	)pts
Reduction of catastrophe losses, net of reinsurance	(0.3	)pts	(1.6	)pts
Re-estimation of the current year loss ratios for the first three quarters of the year	0.7	pts	0.6	pts

Fourth quarter operating income of $194 million after-tax increased $40 million due to an increase in underwriting gain of $21 million after-tax, primarily due to an increase of $55 million in net favorable prior year reserve development, along with an increase in net investment income of $19 million after-tax.

The current quarter underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development, catastrophes and re-estimation of the current year loss ratios for the first three quarters of the year, of 96.6 percent, as compared to 92.4 percent in the prior year quarter.  This increase of 4.2 points primarily resulted from losses on a non-renewed professional liability program in Ireland.

The net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in various lines of business within Bond & Financial Products and International.

Financial, Professional & International Insurance net written premiums of $938 million were consistent with the prior year quarter.  Adjusting for the impact of changes in foreign exchange rates, net written premiums declined 1 percent due to slightly lower results in International, partially offset by growth in Bond & Financial Products.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are sold on a non-recurring, project specific basis.

Bond & Financial Products

•                  Net written premiums of $574 million increased 1 percent from the prior year quarter primarily due to growth in Construction Surety.  This growth in Construction Surety, in light of the overall slowdown in construction spending, reflects the company’s strong franchise and long standing relationships with high quality contractors. These results were partially offset by lower business volumes in the Public Company Liability and Professional Liability lines of business.

•                  Retention rates remained strong, although down slightly from recent quarters primarily due to underwriting actions in Professional Liability.

•                  Renewal premium changes were slightly negative, compared to slightly positive in the prior year quarter, as the impact of positive renewal rate changes on premiums was offset by reduced insured exposures due to underwriting actions and lower levels of economic activity.

•                  New business volumes declined from the prior year quarter due to strong new business volumes in the Public Company Liability business unit in the prior year quarter and underwriting initiatives in the Financial Institutions business unit.

International

•                  Net written premiums of $364 million declined 1 percent from the prior year quarter.  After adjusting for the impact of changes in foreign exchange rates, net written premiums declined 3 percent primarily due to results in the United Kingdom, partially offset by results at the company’s operations at Lloyd’s and in Ireland.

•                  Retention rates were slightly lower than the prior year quarter primarily due to underwriting actions taken in the United Kingdom and Ireland.

•                  Renewal premium changes remained positive as the impact of positive renewal rate changes on premiums was partially offset by reduced insured exposures due to lower levels of economic activity.

•                  New business volumes declined modestly from the prior year quarter.

Personal Insurance Segment Financial Results

“Our Personal Insurance segment continues to deliver strong profits as demonstrated by its 90.4% combined ratio in the quarter.  Although we experienced a seasonality impact within our automobile business, we are pleased with our rate levels and new business quality,” commented Mr. MacLean.  “The continued strength of our homeowners franchise was evident in its new business, retention and underwriting results this quarter, and we will continue to leverage this strength across the segment to differentiate ourselves in the marketplace.”

The current and prior year quarters included the following:

	Three Months Ended December 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain	$151		$233		$96	$148
Underwriting gain includes:
Net favorable prior year reserve development	15		37		10	24
Reduction of catastrophe losses, net of reinsurance	—		48		—	30
Re-estimation of the current year loss ratios for the first three quarters of the year	—		(21)		—	(14)

Net investment income	123		75		100	69

Other	22		17		14	9

Operating Income	$296		$325		$210	$226

GAAP combined ratio	90.4%		85.6%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	89.0%		84.9%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(0.8	)pts	(2.1	)pts
Catastrophes, net of reinsurance	—	pts	(2.7	)pts
Re-estimation of the current year loss ratios for the first three quarters of the year	—	pts	1.2	pts

Fourth quarter operating income of $210 million after-tax decreased $16 million primarily due to a reduced underwriting gain of $52 million after-tax, partially offset by an increase in net investment income of $31 million after-tax. The underwriting gain of $96 million after-tax reflected a decrease of $14 million after-tax in net favorable prior year reserve development as compared to the prior year quarter and included no catastrophe losses as compared to a benefit from the reduction in catastrophe losses of ($30) million after-tax in the prior year quarter.

The current quarter underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development, catastrophes and re-estimation of the current year loss ratios for the first three quarters of the year, of 91.2 percent, as compared to 89.2 percent in the prior year quarter.  This increase of 2.0 points primarily resulted from higher weather-related automobile losses in the current year quarter, as well as the impact of the company’s recently announced direct to consumer initiative.

Net favorable prior year reserve development in the current quarter was primarily driven by better than expected loss experience within Homeowners and Other.

Personal Insurance net written premiums of $1.735 billion increased 3 percent from the prior year quarter.  This increase was primarily due to continued positive renewal premium changes and strong retention rates.

Agency Automobile and Agency Homeowners and Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•                  Net written premiums of $857 million declined 1 percent from the prior year quarter.

•                  Policies in force declined 3 percent from the prior year quarter, although the decline between sequential quarters has slowed.

•                  Retention rates were strong and renewal premium changes remained positive, both generally consistent with recent quarters.

•                  New business declined from the prior year quarter, largely attributable to pricing actions taken in recent quarters.

Agency Homeowners and Other

•                  Net written premiums of $861 million increased 6 percent and policies in force increased 3 percent from the prior year quarter.

•                  Retention rates were strong and renewal premium changes remained positive, both generally consistent with recent quarters.

•                  New business volume increased from the prior year quarter primarily driven by distribution and geographic expansion.

Full Year 2009 Consolidated Results

The current and prior years included the following:

	Twelve Months Ended December 31,
	2009		2008		2009	2008
($ in millions)	Pre-tax				After-tax

Underwriting gain	$2,174		$1,606		$1,437	$1,076
Underwriting gain includes:
Net favorable prior year reserve development	1,329		1,538		868	1,000
Catastrophes, net of reinsurance	(457)		(1,408)		(297)	(919)
Resolution of prior year tax matters					61	—
Tax benefit related to sale of subsidiary					—	89

Net investment income	2,776		2,792		2,290	2,299

Other, including interest expense	(256)		(267)		(127)	(180)
Other also includes:
Resolution of prior year tax matters					28	—

Operating Income	4,694		4,131		3,600	3,195
Net realized investment gains (losses)	17		(415)		22	(271)
Income before income taxes	4,711		3,716
Net Income					$3,622	$2,924

GAAP combined ratio	89.2%		91.9%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	88.7%		91.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(6.2	)pts	(7.1	)pts
Catastrophes, net of reinsurance	2.1	pts	6.5	pts

The current year operating income of $3.600 billion after-tax increased $405 million as compared to the prior year primarily due to an increase in underwriting gain of $361 million after-tax,  reflecting a decrease of $622 million after-tax in catastrophe losses, partially offset by a $132 million after-tax reduction in net favorable prior year reserve development.

The current year underwriting gain reflects a GAAP combined ratio, excluding net favorable prior year reserve development and catastrophes, of 93.3 percent, as compared to 92.5 percent in the prior year.  This increase of 0.8 points primarily resulted from reduced underwriting margins related to pricing and loss cost trends.

2010 Annual Guidance

Travelers expects 2010 operating income per diluted share in the range of $5.20 to $5.55.  This guidance is based on a number of assumptions, including:

•                  Catastrophe losses of $600 million pre-tax and $390 million after-tax, or $0.80 per diluted share;

•                  No prior year reserve development, favorable or unfavorable;

•                  Low single digit percentage change in average invested assets (excluding net unrealized investment gains and losses), after taking into account dividends and share repurchases;

•                  Common share repurchases of $3.5 billion to $4.0 billion for the full year; and

•                  Weighted average diluted shares of 485 million to 490 million.

As noted above, the company’s earnings guidance for 2010 does not assume any prior year reserve development, favorable or unfavorable.  The company understands that the earnings estimates published by third parties may include assumed amounts of prior year reserve development for future periods. As a result, third party earnings estimates for the company may not be expressed on a basis comparable to the earnings guidance provided by the company.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 26, 2010.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com.

About Travelers

Travelers is a leading provider of property casualty insurance for auto, home and business.  A Fortune 100 company, Travelers has more than 30,000 employees and 2009 revenues of approximately $25 billion. Travelers stock is traded on the New York Stock Exchange (NYSE: TRV) and is a component of the Dow Jones Industrial Average.  For more information, visit www.travelers.com.

From time to time, Travelers may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax. Average operating return on equity over the last five years is the ratio of the average operating income for the last five years to the average equity excluding net unrealized investment gains and losses, net of tax, for the last five years.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

GAAP combined ratio excluding incremental impact of direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance.  In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the FP&II segment.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding net unrealized investment gains and losses), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Debt to capital is the ratio of debt to the sum of shareholders’ equity and debt excluding the after-tax impact of net unrealized investment gains and losses.  In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s leverage.

Total return to shareholders is a concept used to compare the performance of a company’s stock over time and is the ratio of the net stock price change plus the cumulative amount of dividends over the specified time period, assuming dividend reinvestment, to the stock price at the beginning of the time period. Total return to shareholders is not included as an indication of future performance.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which require a primarily credit-based underwriting process, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans (which repurchase plans depend on a variety of factors, including our financial position, earnings, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints and other factors), statements about the potential impact of recent or future disruption in the investment markets and other economic conditions on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, premium rates (either for new or renewal business), net and operating income, investment income, return on equity, expected current returns and combined ratio) and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; investment, economic and underwriting market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our business; financial disruption or a prolonged economic downturn may materially and adversely affect our business; our investment portfolio may suffer reduced returns or material losses; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; we are exposed to credit risk in certain of our business operations; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; the intense competition that we face could harm our ability to maintain or increase our business volumes and our profitability; increased competition based on price (resulting, for example, from increased price sensitivity of customers due to the economic downturn or from increased use of price comparison rating technologies by personal auto agents) could lead to reduced revenues and reduced margins; the insurance industry and we are the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or the impact on our business practices or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and debt ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability; we are subject to a number of risks associated with our business outside the United States; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; some strategic initiatives, including our direct to consumer initiative in Personal Insurance, are long-term in nature and may negatively impact our loss and loss adjustment expense ratios and underwriting expense ratios as we invest, and these initiatives may not be successful; our efforts to develop new markets or expand targeted markets may not be successful; if we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted; and acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, except per share amounts, and after-tax)	2009	2008	2009	2008

Operating income	$1,155	$939	$3,600	$3,195
Net realized investment gains (losses)	130	(138)	22	(271)
Net income	$1,285	$801	$3,622	$2,924

Basic earnings per share(1)
Operating income	$2.15	$1.60	$6.34	$5.32
Net realized investment gains (losses)	0.24	(0.24)	0.04	(0.45)
Net income	$2.39	$1.36	$6.38	$4.87

Diluted earnings per share(1)
Operating income	$2.12	$1.58	$6.29	$5.26
Net realized investment gains (losses)	0.24	(0.23)	0.04	(0.45)
Net income	$2.36	$1.35	$6.33	$4.81

Weighted average number of common shares outstanding (basic)(1)	532.8	583.6	563.2	595.9
Weighted average number of common shares outstanding and common stock equivalents (diluted)(1)	540.1	590.3	568.6	604.3
Common shares outstanding at period end	520.3	585.1	520.3	585.1

Common stock dividends declared	$175	$177	$690	$712

Operating income by segment
Business Insurance	$815	$619	$2,590	$2,338
Financial, Professional & International Insurance	194	154	642	649
Personal Insurance	210	226	601	465
Total segment operating income	1,219	999	3,833	3,452
Interest Expense and Other	(64)	(60)	(233)	(257)
	$1,155	$939	$3,600	$3,195

Operating return on equity	18.0%	14.7%	14.0%	12.4%
Return on equity	18.5%	12.8%	13.5%	11.4%

(1)

In accordance with new guidance on determining whether instruments granted in share-based payment transactions are participating securities, which was effective January 1, 2009, all prior-period basic and diluted EPS data has been restated to reflect the retrospective application of this guidance.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2009	2008	2009	2008
Revenues
Premiums	$5,343	$5,434	$21,418	$21,579
Net investment income	813	483	2,776	2,792
Fee income	72	75	306	390
Net realized investment gains (losses)	189	(219)	17	(415)
Other revenues	39	32	163	131
	$6,456	$5,805	$24,680	$24,477
Revenues
Business Insurance	$3,322	$3,184	$13,218	$13,517
Financial, Professional & International Insurance	991	971	3,812	3,907
Personal Insurance	1,954	1,869	7,623	7,466
Total segment revenues	6,267	6,024	24,653	24,890
Interest Expense and Other	—	—	10	2
	6,267	6,024	24,663	24,892
Net realized investment gains (losses)	189	(219)	17	(415)
	$6,456	$5,805	$24,680	$24,477
Gross written premiums
Business Insurance	$2,729	$2,970	$12,098	$12,580
Financial, Professional & International Insurance	978	990	3,713	3,966
Personal Insurance	1,811	1,749	7,474	7,291
	$5,518	$5,709	$23,285	$23,837
Net written premiums
Business Insurance	$2,515	$2,756	$10,902	$11,220
Financial, Professional & International Insurance	938	938	3,285	3,468
Personal Insurance	1,735	1,691	7,149	6,995
	$5,188	$5,385	$21,336	$21,683
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	46.3%	54.6%	53.9%	57.7%
Underwriting expense ratio	32.5	31.1	32.2	32.5
Combined ratio	78.8%	85.7%	86.1%	90.2%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	46.3%	52.3%	52.1%	51.2%
Underwriting expense ratio	36.8	34.9	36.0	36.0
Combined ratio	83.1%	87.2%	88.1%	87.2%

Personal Insurance
Loss and loss adjustment expense ratio	60.4%	56.8%	65.0%	66.2%
Underwriting expense ratio	30.0	28.8	29.6	30.8
Combined ratio	90.4%	85.6%	94.6%	97.0%

Total Company (2)
Loss and loss adjustment expense ratio	51.1%	54.9%	57.3%	59.4%
Underwriting expense ratio	32.3	31.0	31.9	32.5
Combined ratio	83.4%	85.9%	89.2%	91.9%

(1)

For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)	Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions; after-tax except as noted)	2009	2008	2009	2008
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$856	$729	$2,174	$1,606
Tax expense on underwriting results	(316)	(184)	(737)	(530)
Underwriting gain	540	545	1,437	1,076
Net investment income	653	438	2,290	2,299
Other, including interest expense	(38)	(44)	(127)	(180)
Consolidated operating income	1,155	939	3,600	3,195
Net realized investment gains (losses)	130	(138)	22	(271)
Net income	$1,285	$801	$3,622	$2,924

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in millions)	2009	2008	Change	2009	2008	Change
The impact of changes in foreign exchange rates on FP&II net written premiums

Net written premiums - holding foreign exchange rates constant	$930	$938	(1)%	$3,396	$3,468	(2)%
Impact of changes in foreign exchange rates	8			(111)
Net written premiums - as reported	$938	$938	0%	$3,285	$3,468	(5)%

	As of
	December 31,	September 30,	December 31,
($ in millions; except per share amounts)	2009	2009	2008
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,587	$21,935	$21,402
Goodwill and other intangibles, net of tax	3,888	3,908	3,972
Adjusted common shareholders’ equity	25,475	25,843	25,374
Net unrealized investment gains (losses), net of tax	1,861	2,236	(144)
Common shareholders’ equity	$27,336	$28,079	$25,230

Common shares outstanding	520.3	547.9	585.1

Tangible book value per share	$41.49	$40.03	$36.58
Adjusted book value per share	48.96	47.16	43.37
Book value per share	52.54	51.24	43.12

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Twelve Months Ended December 31,
($ in millions; after-tax)	2008	2007	2006	2005	2004
Reconciliation of operating income to net income

Operating income	$3,195	$4,500	$4,200	$2,026	$895
Net realized investment gains (losses)	(271)	101	8	35	(28)
Income from continuing operations	2,924	4,601	4,208	2,061	867
Discontinued operations	—	—	—	(439)	88
Net income	$2,924	$4,601	$4,208	$1,622	$955

	As of December 31,
($ in millions)	2008	2007	2006	2005	2004
Reconciliation of adjusted common shareholders’ equity to common shareholders’ equity

Adjusted common shareholders’ equity	$25,374	$25,884	$24,553	$21,823	$20,147
Net unrealized investment gains (losses), net of tax	(144)	620	453	327	866
Common shareholders’ equity	$25,230	$26,504	$25,006	$22,150	$21,013

Return on equity	11.4%	18.0%	17.9%	7.5%	5.1%
Operating return on equity	12.4%	17.7%	17.9%	9.6%	5.0%

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Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
651.310.3846, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902